Exhibit (g)(41)
October 28, 2003
State Street Bank and Trust Company
2 Avenue de Lafayette
LCC 6th Floor
Boston, MA 02111

Re:	Goldman Sachs Trust; additional portfolio under the Goldman Sachs Trust contract
Ladies and Gentlemen:
This is to advise you that Goldman Sachs Trust (the “Trust”) has established a new series of shares to be known as Goldman Sachs U.S. Mortgages Fund (the “Fund”). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, between Goldman Sachs Trust (the predecessor to the Trust) and State Street Bank and Trust Company, as adopted by the Trust pursuant to that certain letter agreement dated as of September 27, 1999 (the “Contract”), the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.
GOLDMAN SACHS TRUST

By:
Name:	Peter W. Fortner
Title:	Assistant Treasurer of the Funds
Agreed to this                     day of                     , 2003.
STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title: